Exhibit 99.1

Protalix BioTherapeutics Appoints Yael Hayon, Ph.D. as its
New Vice President, Research and Development

CARMIEL, Israel, June 8, 2020 /PRNewswire/ -- Protalix BioTherapeutics, Inc. (NYSE American:PLX) (TASE:PLX) today announced the appointment of Yael Hayon, Ph.D. as the Company’s new Vice President, Research and Development, effective July 5, 2020. On June 2, 2020, Yoseph Shaaltiel, Ph.D. retired from his position as the Company’s Executive Vice President, Research and Development, effective June 15, 2020.

“Yossi’s incredible scientific and entrepreneurial vision led to his founding of Protalix,” said Zeev Bronfeld, Chairman of Protalix’s Board of Directors. “Yossi’s efforts resulted in the development of ProCellEx®, our proprietary plant cell-based protein expression system which we use to produce taliglucerase alfa, an approved treatment for Gaucher disease, pegunigalsidase alfa, our investigational treatment for Fabry disease which is in the latter stages of clinical development and our other investigational drug candidates. The Board of Directors and I are immensely grateful to Yossi for his knowledge, leadership, integrity and professionalism in building Protalix from its founding days to where it is today. We wish him all the best in his future endeavors.”

“I am delighted that Yael is joining the Protalix team where she will bring valuable and diverse research & development experience and knowledge,” said Dror Bashan, Protalix’s President and Chief Executive Officer. “We are greatly thankful to Yossi for his exceptional efforts in founding and building Protalix, and wish him great success in the future.”

Dr. Hayon brings to the Company over a decade of experience in pharmaceutical research and development, both in the scientific operations and the administrative functions. She most recently served as Vice President of Clinical Affairs of Syqe Medical Ltd., Tel-Aviv, where she, among other things, established the clinical and medical global strategy, and was responsible for providing strategic input on the regulatory development plan. Prior to her role at Syqe Medical, Dr. Hayon served as the Head of R&D Israeli Site of LogicBio Therapeutics, Inc., Cambridge, Massachusetts, where she managed LogicBio’s Israeli-based Research and Development facility and was involved in strategic decision-making. From 2014 through 2016 she served as the R&D Manager, Stem Cell Medicine Ltd., Jerusalem, Israel. Dr. Hayon holds a Ph.D. in Neurobiology/Hematology, and an MS.c. in Neurobiology, both from the Hebrew University Faculty of Medicine, Jerusalem, Israel.

About Protalix BioTherapeutics, Inc.

Protalix is a biopharmaceutical company focused on the development and commercialization of recombinant therapeutic proteins expressed through its proprietary plant cell-based expression system, ProCellEx®. Protalix was the first company to gain U.S. Food and Drug Administration (FDA) approval of a protein produced through plant cell-based in suspension expression system. Protalix’s unique expression system represents a new method for developing recombinant proteins in an industrial-scale manner.

Protalix’s first product manufactured by ProCellEx, taliglucerase alfa, was approved for marketing by the FDA in May 2012 and, subsequently, by the regulatory authorities of other countries. Protalix has licensed to Pfizer Inc. the worldwide development and commercialization rights for taliglucerase alfa, excluding Brazil, where Protalix retains full rights.

Protalix’s development pipeline consists of proprietary versions of recombinant therapeutic proteins that target established pharmaceutical markets, including the following product candidates: pegunigalsidase alfa, a modified version of the recombinant human α-Galactosidase-A protein for the proposed treatment of Fabry disease; OPRX-106, an orally-delivered anti-inflammatory treatment; alidornase alfa for the treatment of Cystic Fibrosis; and others. Protalix has partnered with Chiesi Farmaceutici S.p.A., both in the United States and outside the United States, for the development and commercialization of pegunigalsidase alfa.

Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The terms “expect,” “anticipate,” “believe,” “estimate,” “project,” “plan,” “should” and “intend,” and other words or phrases of similar import are intended to identify forward-looking statements. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk and the final results of a clinical trial may be different than the preliminary findings for the clinical trial. Factors that might cause material differences include, among others: that the FDA might not grant marketing approval for PRX-102 in the currently anticipated timeline or at all and, if approved, whether PRX-102 will be commercially successful; failure or delay in the commencement or completion of our preclinical and clinical trials; risks associated with the novel coronavirus disease (COVID-19) outbreak, which may adversely impact our business, preclinical studies and clinical trials; the inherent risks and uncertainties in developing drug platforms and products of the type we are developing; the impact of development of competing therapies and/or technologies by other companies and institutions; and other factors described in our filings with the U.S. Securities and Exchange Commission. The statements in this press release are valid only as of the date hereof and we disclaim any obligation to update this information, except as may be required by law.

Investor Contact

Chuck Padala, Managing Director

LifeSci Advisors

646-627-8390

chuck@lifesciadvisors.com

Media Contact

Brian Pinkston

LaVoieHealthScience

857-588-3347

bpinkston@lavoiehealthscience.com

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